Exhibit 99.1	News Release

DARLING INGREDIENTS INC. REPORTS FOURTH QUARTER AND FISCAL 2015 FINANCIAL RESULTS: HIGHLIGHTS EFFICIENT GROWTH THROUGH DEFLATIONARY COMMODITY CYCLE AND CONTINUED FOCUS ON DEBT REDUCTION

4th Quarter 2015 Highlights

•	Net income of $84.4 million, or $0.52 per GAAP diluted share; $0.54 per (Non-GAAP) Adjusted diluted share

•	Revenue of $809.7 million

•	Food and Fuel Segments contribute solidly….Feed Segment navigated volatile Q4 pricing

Fiscal 2015 Highlights

•	Consolidated revenue of $3.4 billion

•	Adjusted EBITDA of $412.5 million

•	Full year debt reduction of $118 million

•	Change in working capital cash improvement fiscal 2014 to fiscal 2015 of $72.7 million

•	SG&A reduction of $52 million compared to 2014

•	Diamond Green Diesel EBITDA $177.0 million for 2015 at entity level; Darling’s share $88.5 million for 2015

•	Completed construction on three plants and one expansion in 2015, two additional plants on schedule for completion during 2016

March 1, 2016 – IRVING, TEXAS – Darling Ingredients Inc. (NYSE: DAR), a global leader in converting edible and inedible bio-nutrient streams into a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries, today announced financial results for the fiscal 2015 fourth quarter and year ended January 2, 2016.

For the fourth quarter of 2015, the Company reported net sales of $809.7 million, as compared with net sales of $1 billion for the fourth quarter of 2014. The $190.5 million decrease in net sales is attributable to sustained weakness in global commodity markets and continued FX translation impacts. Overall, global raw material volumes were stronger year over year. For fiscal 2015, the Company reported net sales of $3.40 billion, as compared with net sales of $3.96 billion for fiscal 2014.

Net income attributable to Darling for the three months ended January 2, 2016, was $84.4 million, or $0.52 per diluted share, compared to a net income of $69.9 million, or $0.42 per diluted share, for the three months ended January 3, 2015. Adjusted EBITDA for Darling for the three months ended January 2, 2016 was $102.7 million compared to Adjusted EBITDA of $108.7 million for the three months ended January 3, 2015. The $6.0 million decrease in Adjusted EBITDA is attributable to lower finished product prices in the USA and Canadian rendering businesses and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar.

The Company’s ongoing capital allocation initiatives resulted in $42.4 million in debt reduction in the fourth quarter and $118.0 million for fiscal 2015. Darling continued its emphasis on organic growth in 2015 with the completion of two wet pet food plants, one bakery recycling plant and a major expansion at our Dubuque, Iowa gelatin plant. We expect these plants, plus two new rendering plants under construction scheduled for completion in the second half of 2016, to contribute meaningful revenue and earnings during 2016.

Comments on the Fourth Quarter and Fiscal 2015 Year End

Randall C. Stuewe, Darlings Ingredients Inc. Chairman and Chief Executive Officer, said of the Company’s quarterly and fiscal year performance, “2015 was a year characterized by continued global commodity deflation. Our team delivered solid execution led by international businesses with growth and cost saving efficiencies achieved around the globe. While challenging conditions persisted through the fourth quarter, we delivered respectable quarterly results and exit 2015 a stronger company, highlighted by lower debt, strong cash flows and strategic investments in new plants and operating efficiencies.”

“During the fourth quarter, our Food and Fuel segments performed well, generating strong EBITDA margins driven primarily by improved pricing and higher volumes, but were partially offset by continued FX challenges. In our Feed segment, we successfully navigated some short-term challenges that negatively impacted results, but pricing of these products rebounded nicely in early Q1 2016.”

“While still early in 2016, our current view is that we will see improved conditions for fats and oils demand globally as we proceed into spring. We continue to be focused on areas that we can control across all levels of the organization. We believe that the significant cost savings we achieved in 2015 position us for success in 2016. Our focus continues to be on de-levering the balance sheet, while at the same time preserving the flexibility to continue to identify and execute growth opportunities that will position the Company for future success,” concluded Mr. Stuewe.

Operational Update by Segment

•	Feed Ingredients – Global rendering experienced a volatile commodity environment throughout 2015; presenting challenging deflationary pricing and continued strong slaughter volumes. The segment’s performance proved resilient through third quarter with stable margins followed by a fourth quarter demonstrating short-term challenges. Fat prices felt heavy pressure in the USA, but are now recovering with pricing stabilizing in Europe. Protein felt some pressure worldwide as large grain supplies and strong slaughter resulted in market surpluses. Restaurant services continued to improve spreads, but pricing pressure remained through fourth quarter. Bakery Feeds and Specialty Proteins delivered consistent performances. Our new bakery feeds plant in Bryan, Texas is in operation. Two new wet pet food plants are now running after some unexpected start-up costs and are well positioned for 2016.

•	Food Ingredients – Strong performance by the gelatin business in 2015 with new USA capacity on line and a solid performance from China with increased demand. Edible fats performance improved as margins stabilized. CTH endured an Asian border closure during 2015 but now showing improved margins on hog casings and further development in the marketing of edible products.

•	Fuel Ingredients – Rendac, our disposal rendering operation in Europe, continued to deliver a solid performance in 2015 with strong volumes. The Ecoson, bio-phosphate operation in Europe, experienced a fire in fourth quarter but business interruption and casualty insurance will mitigate the impact. Canadian biofuels delivered improved performance with the reinstatement of the blenders tax credits in December of 2015. The prospective 2016 blenders tax credit is expected to improve quarterly results within the Canadian biofuels operation.

•	Diamond Green Diesel Joint Venture - Continued strong operational performance in the fourth quarter and full year 2015, producing 159 million gallons of renewable diesel for the year. The reinstatement of the U.S. Biofuels Tax Extenders package will provide approximately $157.0 million to Diamond Green Diesel’s bottom line bringing the total EBITDA to $177.0 million from record earnings. Darling’s share was $88.5 million for 2015.

Reconciliation of Fourth Quarter Net Income to Adjusted EBITDA (Non-GAAP) and Pro Forma Adjusted EBITDA

Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP). The Company believes that Adjusted EBITDA provides additional useful information to investors. As the Company uses the term, Adjusted EBITDA, is calculated below:

	Three Months Ended - Year over Year
Adjusted EBITDA (U.S. dollars in thousands)	January 2, 2016	January 3, 2015

Net income attributable to Darling	$84,429	$69,943
Depreciation and amortization	69,934	69,039
Interest expense	23,308	24,633
Income tax expense/(benefit)	(1,138)	4,792
Foreign currency loss/(gain)	1,612	1,267
Other expense/(income), net	6,135	(271)
Equity in net (income)/loss of unconsolidated subsidiaries	(83,073)	(59,547)
Net (loss)/income attributable to noncontrolling interests	1,446	(1,155)

Adjusted EBITDA	$102,653	$108,701

Acquisition and integration-related expenses	492	2,363

Pro forma Adjusted EBITDA (Non-GAAP)	$103,145	$111,064

Foreign currency exchange impact	11,227	—

Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP) (1)	114,372	111,064

DGD Joint Venture Adjusted EBITDA (Darling’s share) (2)	$86,548	$63,757

(1)	Foreign currency exchange rate held constant at euro/USD 1.093432 for the January 3, 2015 comparable quarter.
(2)	Darling’s Pro forma Adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture Adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

For the three months ended January 2, 2016, the Company generated Adjusted EBITDA of $102.7 million, as compared to $108.7 million in the same period in fiscal 2014. The decrease was primarily due to lower finished product prices attributable to lower global competing ingredients prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes. As a result of the strengthened U.S. dollar, the above Pro forma Adjusted EBITDA results for the three months ended January 2, 2016 would have been $114.4 million when taking into consideration the change in average foreign exchange (FX) fluctuations of $11.2 million as compared to $111.1 million for the same period in fiscal 2014, an increase of $3.3 million.

Financial Update by Segment

Feed Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Net Sales	$472,192	$605,976	$2,074,333	$2,421,462
Segment operating income	$10,031	$33,636	$116,453	$192,272
EBITDA	$54,499	$76,362	$282,307	$351,143

•	Feed Ingredients operating income for the fourth quarter 2015 was $10.0 million, a decrease of $23.6 million as compared to the fourth quarter of 2014. The decrease in operating income is mainly attributable to overall lower finished product pricing and start-up costs related to the two new wet pet food plants.

•	Feed Ingredients operating income for fiscal year 2015 was $116.5 million, a decrease of $75.8 million as compared to fiscal year 2014. Lower earnings in Feed Ingredients segment were due to significant decline in proteins, fats, used cooking oil and bakery finished product prices attributable to overall lower feed ingredient prices as a result of the global record-setting grain production and increased volumes from the slaughter industry, which increased supply above demand levels.

Food Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Net Sales	$272,177	$322,048	$1,094,918	$1,248,352
Segment operating income	$23,317	$13,657	$61,238	$26,874
EBITDA	$39,008	$31,359	$128,055	$100,148

•	Food Ingredients operating income for fourth quarter 2015 was $23.3 million, an increase of $9.6 million as compared to the fourth quarter of 2014. The increased earnings are mainly attributable to improved performance in the gelatin business and more normalized margins within the European edible fats business.

•	Food Ingredients operating income for fiscal year 2015 was $61.2 million, an increase of $34.3 million as compared to fiscal 2014. The gelatin business performance improved as compared to the prior year as a result of increased demand in China and lower raw material prices in Europe. The European edible fats earnings also improved over the prior year due to more normalized margins.

Fuel Ingredients	Three Months Ended		Fiscal Year Ended
($ thousands)	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Net Sales	$65,306	$72,180	$228,195	$286,629
Segment operating income	$12,382	$10,936	$17,159	$21,287
EBITDA	$19,134	$16,858	$43,870	$49,185

•	Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for fourth quarter 2015 was $12.4 million, an increase of $1.5 million as compared to the fourth quarter of 2014.

•	Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for fiscal year 2015 was $17.2 million, a decrease of $4.1 million as compared to fiscal year 2014. The decrease in earnings is mainly attributable to lower earnings from the Canadian biodiesel operation in 2015.

Results of Operations – Fiscal Year Ended January 2, 2016 Compared to Fiscal Year Ended January 3, 2015

Net income attributable to Darling for the fiscal year ended January 2, 2016 was $78.5 million, or $0.48 per diluted share, as compared to net income of $64.2 million, or $0.39 per diluted share, for the fiscal year ended January 3, 2015. The results for the fiscal 2015 and 2014, respectively, include the following after-tax costs:

Fiscal 2015

•	$4.8 million ($0.03 per diluted share) associated with the integration of VION Ingredients and Rothsay, staff reduction in Angoulême, France and the implementation of internal controls over financial reporting per the Sarbanes-Oxley Act of 2002 for VION Ingredients;

•	$6.2 million ($0.03 per diluted share) related to the write-off of deferred loan costs associated with the retirement of the Company’s European portion of its term loan B note on June 3, 2015; and

•	$2.8 million ($0.02 per diluted share) related to the non-operating casualty losses in Canada, the Netherlands and Brazil and a legal settlement.

Fiscal 2014

•	$31.3 million ($0.19 per diluted share) related to a non-cash inventory step-up associated with the required purchase accounting for the VION Acquisition related to the portion of acquired inventory sold during the period;

•	$19.9 million ($0.12 per diluted share) related to the redemption premium and write-off of deferred loan costs associated with the retirement of the Company’s 8.5% Senior Notes on February 7, 2014;

•	$21.0 million ($0.13 per diluted share) associated with the acquisition and integration of Rothsay and VION Ingredients during the period; and

•	$7.9 million ($0.05 per diluted share) related to certain euro forward contracts entered into to hedge against foreign exchange risks related to the closing of the VION Acquisition.

Excluding the items listed above, net income and diluted earnings per common share would have been $92.3 million, or $0.56 per diluted share, respectively, for the year ended January 2, 2016, as compared to $144.3 million, or $0.88 per diluted share, respectively, for the year ended January 3, 2015. When comparing the year ended January 2, 2016 to the year ended January 3, 2015 this would have resulted in a $52.0 million decrease in net income. The decrease is attributable to lower finished product prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro Forma Adjusted EBITDA – Year Ended

	Fiscal Year Ended
Adjusted EBITDA (U.S. dollars in thousands)	January 2, 2016	January 3, 2015
Net income attributable to Darling	$78,531	$64,215
Depreciation and amortization	269,904	269,517
Interest expense	105,530	135,416
Income tax expense	13,501	13,141
Foreign currency loss	4,911	13,548
Other expense/(income), net	6,839	(299)
Equity in net (income)/loss of unconsolidated subsidiaries	(73,416)	(65,609)
Net income attributable to noncontrolling interests	6,748	4,096

Adjusted EBITDA (Non-GAAP)	$412,548	$434,025

Non-cash inventory step-up associated with VION Acquisition	—	49,803
Acquisition and integration-related expenses	8,299	24,667
Darling Ingredients International - 13th week (1)	—	4,100

Pro forma Adjusted EBITDA (Non-GAAP)	$420,847	$512,595

Foreign currency exchange impact (2)	48,961	—

Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$469,808	$512,595

DGD Joint Venture Adjusted EBITDA (Darling’s share) (3)	$88,494	$81,639

(1)	January 7, 2014 closed on VION Ingredients, thus the 13th week would be EBITDA adjusted for January 1, 2014 through January 7, 2014.
(2)	Foreign currency exchange rate held constant at euro/USD 1.31878 for comparable twelve months ended January 3, 2015.
(3)	Darling’s Pro forma Adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture Adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

For the year ended January 2, 2016, the Company generated Adjusted EBITDA of $412.5 million, as compared to $434.0 million in the same period in fiscal 2014. On a Pro forma Adjusted EBITDA basis, the Company would have generated $420.8 million for the year ended January 2, 2016, as compared to a Pro forma Adjusted EBITDA of $512.6 million in the same period in fiscal 2014. The decrease in the Pro forma Adjusted EBITDA is attributable to lower finished product prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes. As a result of the strengthened U.S. dollar, the above Pro forma Adjusted EBITDA results for the year ended January 2, 2016 would have been $469.8 million when taking into consideration the change in average foreign currency fluctuations of $49.0 million, as compared to $512.6 million for the year ended January 3, 2015, a reduction of $42.8 million.

About Darling

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company’s website at http://ir.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s fourth quarter and fiscal year 2015 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Wednesday, March 2, 2016. To listen to the conference call, participants calling from within North America should dial 1-866-777-2509; international participants should dial 1-412-317-5413. Please refer to access code 10081094. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through March 10, 2016 by dialing 1-877-344-7529 (U.S. callers), 1-855-669-9658 (Canada) and 1-412-317-0088 (international callers). The access code for the replay is 10081094. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at January 2, 2016. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs and non-cash charges. Additionally, the Company evaluates the impact of foreign exchange on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

In addition, the Company’s management used adjusted diluted earnings per share as a measure of earnings due to the significant merger and acquisition activity of the Company. However, an adjusted earnings per share is not a recognized measurement under GAAP and should not be considered as an alternative to diluted earnings per share presented in accordance with GAAP. Adjusted diluted earnings per share is defined as adjusted net income attributable to Darling divided by the weighted average shares of diluted common stock. Adjusted net income attributable to Darling is defined as a reconciliation of net income attributable to Darling, net of tax (i) adjusted for net of tax acquisition and integration costs related to merger and acquisitions, (ii) net of tax amortization of acquisition related intangibles and (iii) net of tax certain non-recurring items that are not part of normal operations. This measure is solely for the purpose of calculating adjusted diluted earnings per share and is not intended to be a substitute of presentation in accordance with GAAP.

Cautionary Statements Regarding Forward-Looking Information:

{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company’s direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company’s indebtedness or other purposes; unanticipated costs or operating problems related to the acquisition and integration of Rothsay and Darling Ingredients International (including transactional costs and integration of the new enterprise resource planning (ERP) system); global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise; reduced finished product prices; continued decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or “BSE”), porcine epidemic diarrhea (“PED”) or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company’s results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact: Melissa A. Gaither, V.P. Investor Relations and Global Communications 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email: mgaither@darlingii.com Phone: 972-717-0300

Darling Ingredients Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

January 2, 2016 and January 3, 2015

(Dollars in thousands, except share data)

	January 2, 2016	January 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$156,884	$108,784
Restricted cash	331	343
Accounts receivable, net	371,392	409,779
Inventories	344,583	401,613
Prepaid expenses	36,175	44,629
Income taxes refundable	11,963	22,140
Other current assets	10,460	21,324

Total current assets	931,788	1,008,612

Property, plant and equipment, less accumulated depreciation, net	1,508,167	1,574,116
Intangible assets, less accumulated amortization, net	782,349	932,413
Goodwill	1,233,102	1,320,419
Investment in unconsolidated subsidiaries	247,238	202,712
Other assets	70,606	71,009
Deferred income taxes	16,352	17,266

Total assets	$4,789,602	$5,126,547

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$47,244	$54,401
Accounts payable, principally trade	149,998	168,518
Income taxes payable	6,679	4,363
Accrued expenses	239,825	256,119

Total current liabilities	443,746	483,401

Long-term debt, net of current portion	1,912,756	2,098,039
Other noncurrent liabilities	97,809	114,700
Deferred income taxes	360,681	379,273

Total liabilities	2,814,992	3,075,413

Commitments and contingencies
Total Darling’s stockholders’ equity	1,870,709	1,952,990
Noncontrolling interests	103,901	98,144

Total stockholders’ equity	$1,974,610	$2,051,134

	$4,789,602	$5,126,547

Darling Ingredients Inc. and Subsidiaries

Consolidated Statements of Operations

For the Periods Ended January 2, 2016 and January 3, 2015

(Dollars in thousands, except per share data)

	(Fourth Quarter Unaudited) Three Months Ended			Fiscal Year Ended
	January 2, 2016	January 3, 2015	$ Change Favorable (Unfavorable)	January 2, 2016	January 3, 2015	$ Change Favorable (Unfavorable)
Net sales	$809,675	$1,000,203	$(190,528)	$3,397,446	$3,956,443	$(558,997)
Costs and expenses:
Cost of sales and operating expenses	$629,907	$794,299	164,392	$2,654,025	$3,123,171	469,146

Selling, general and administrative expenses	76,623	94,840	18,217	322,574	374,580	52,006
Depreciation and amortization	69,934	69,039	(895)	269,904	269,517	(387)
Acquisition and Integration costs	492	2,363	1,871	8,299	24,667	16,368

Total costs and expenses	776,956	960,541	183,585	3,254,802	3,791,935	537,133

Operating income	32,719	39,662	(6,943)	142,644	164,508	(21,864)
Other expense:
Interest expense	(23,308)	(24,633)	1,325	(105,530)	(135,416)	29,886
Foreign currency gain/(loss)	(1,612)	(1,267)	(345)	(4,911)	(13,548)	8,637
Other income/(expense), net	(6,135)	271	(6,406)	(6,839)	299	(7,138)

Total other expense	(31,055)	(25,629)	(5,426)	(117,280)	(148,665)	31,385

Equity in net income of unconsolidated subsidiaries	83,073	59,547	23,526	73,416	65,609	7,807

Income from operations before income taxes	84,737	73,580	11,157	98,780	81,452	17,328

Income tax expense/(benefit)	(1,138)	4,792	5,930	13,501	13,141	(360)

Net income	$85,875	$68,788	$17,087	$85,279	$68,311	$16,968

Net (income)/loss attributable to noncontrolling interests	$(1,446)	$1,155	$(2,601)	$(6,748)	$(4,096)	$(2,652)

Net income attributable to Darling	$84,429	$69,943	$14,486	$78,531	$64,215	$14,316

Basic income/(loss) per share:	$0.52	$0.42	$0.10	$0.48	$0.39	$0.09

Diluted income/(loss) per share:	$0.52	$0.42	$0.10	$0.48	$0.39	$0.09

Darling Ingredients Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Fiscal Year Ended January 2, 2016 and January 3, 2015

(Dollars in thousands)

	Fiscal Year Ended
	January 2, 2016	January 3, 2015
Cash flows from operating activities:
Net income	$85,279	$68,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	269,904	269,517
Deferred taxes	7,807	(21,216)
Loss/(gain) on sale of assets	1,311	(2,437)
Gain on insurance proceeds from insurance settlements	(561)	(1,550)
Increase/(decrease) in long-term pension liability	(4,811)	9,593
Stock-based compensation expense	8,995	20,807
Write-off deferred loan costs	10,633	4,330
Deferred loan cost amortization	10,155	9,949
Equity in net income of unconsolidated subsidiaries	(73,416)	(65,609)
Distributions of earnings from unconsolidated subsidiaries	26,589	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	8,214	982
Income taxes refundable/payable	12,377	(22,451)
Inventories and prepaid expenses	34,536	(11,194)
Accounts payable and accrued expenses	(11,449)	(31,223)
Other	35,785	47,363

Net cash provided by operating activities	421,348	275,172

Cash flows from investing activities:
Capital expenditures	(229,848)	(228,918)
Acquisitions, net of cash acquired	(377)	(2,094,400)
Gross proceeds from sale of property, plant and equipment and other assets	3,840	9,262
Proceeds from insurance settlement	561	1,550
Payments related to routes and other intangibles	(3,845)	(11,288)

Net cash used by investing activities	(229,669)	(2,323,794)

Cash flows from financing activities:
Proceeds from long-term debt	590,745	1,842,184
Payments on long-term debt	(609,255)	(333,762)
Borrowings from revolving credit facility	78,244	170,143
Payments on revolving credit facility	(166,755)	(351,589)
Net cash overdraft financing	(1,261)	4,077
Deferred loan costs	(17,310)	(45,223)
Issuance of commons stock	171	416
Repurchase of common stock	(5,912)	—
Minimum withholding taxes paid on stock awards	(4,874)	(10,026)
Excess tax benefits/(expense) from stock-based compensation	(389)	2,420
Addition/(deductions) of noncontrolling interest	(87)	1,201
Distributions to noncontrolling interests	(3,295)	(4,272)

Net cash provided/(used) in financing activities	(139,978)	1,275,569
Effect of exchange rate changes on cash flows	(3,601)	10,980

Net increase/(decrease) in cash and cash equivalents	48,100	(762,073)
Cash and cash equivalents at beginning of period	108,784	870,857

Cash and cash equivalents at end of period	$156,884	$108,784

Supplemental disclosure of cash flow information:
Accrued capital expenditures	$5,325	$1,340

Cash paid during the period for:
Interest, net of capitalized interest	$78,979	$104,834

Income taxes, net of refunds	$(3,035)	$28,315
Non-cash financing activities
Debt issued for service contract assets	$2,591	$—

Darling Ingredients Inc.

Adjusted (Non-GAAP) Diluted Earnings per Share

Fiscal Year Ended January 2, 2016 and January 3, 2015

	Fiscal Year Ended
	January 2, 2016	January 3, 2015

Weighted average shares of common stock outstanding (in thousands)	165,119	165,059

Reported Earnings Per Share (fully diluted)	$0.48	$0.39
Non-cash inventory step-up associated with the VION Acquisition	—	0.19
Acquisition and integration costs	0.03	0.13
Amortization of intangibles	0.29	0.32
Non-operating casualty losses and legal settlement	0.02	—
Redemption premium on 8.5% Senior Notes and write off deferred loan costs	—	0.12
Write-off deferred loan costs euro term loan B	0.03	—
Foreign currency hedge of VION purchase price	—	0.05

Adjusted diluted earnings per share attributable to Darling (Non-GAAP) (1)	$0.85	$1.20

(1)	Adjustments to diluted earnings per share of acquisition related items are net of tax. Calculations of all adjustment tax amounts were at the applicable effective tax rate for the period, except for the impact of the biofuel tax incentives and nonrecurring acquisition and integration costs. The effective tax rate used for calculating Non-GAAP Adjusted EPS in the above table for the year ended January 2, 2016 and January 3, 2015 was 42.2% and 37.1%, respectively.